EXHIBIT 99.2

● Press Release

For Release at 2:00 p.m. MDT May 9, 2006

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION REPORTS RECORD PRODUCTION, EXPLORATION SUCCESS IN LAKE CANYON, AND

FINANCIAL AND OPERATING RESULTS FOR FIRST QUARTER OF 2006

DENVER – (PR Newswire) – May 9, 2006 – Bill Barrett Corporation (NYSE: BBG) today reported that production for the first quarter ended March 31, 2006 was a record 13.1 billion cubic feet equivalent (Bcfe), an average of 146 million cubic feet equivalent per day (MMcfed), which represents a 55% increase from the first quarter of 2005 and a 10% increase from the previous quarter. Net of the effects of hedging, the average sales price realized in the first quarter of 2006 was $7.42 per thousand cubic feet equivalent (Mcfe) compared to a realized price of $5.98 per Mcfe in the first quarter of 2005.

Discretionary cash flow (1), a non-GAAP measure defined below, was $71.3 million for the first quarter of 2006, compared to $31.6 million in the first quarter of 2005. Net income for the first quarter of 2006 was $22.1 million, compared to $3.1 million in the first quarter of 2005. Earnings per share were $0.50 in the first quarter of 2006, compared to $0.07 in the first quarter of 2005.

The Company also announced encouraging results from the # 1DLB, an exploration well located in the middle of the 320-square mile Lake Canyon project area of the Uinta Basin. This well, which was successfully completed in late April and is in the early testing phase, had initial test rates that averaged 300 barrels of oil per day (Bopd) (gross).

Fred Barrett, Chairman and Chief Executive Officer, commented, “We are extremely pleased with our execution in early 2006. We had strong production growth, particularly in the Piceance and West Tavaputs areas; we had another exploration success in Lake Canyon; and we closed an important strategic acquisition that enhances the value of our Powder River Basin properties. Our well performance in the Piceance and West Tavaputs continues to improve and we have considerably increased our 2006 production guidance. Furthermore, we are encouraged by receiving unprecedented approval to drill eight wells in the winter months in West Tavaputs and currently have two shallow and one deep rig drilling in the area. We look to continue the momentum gained in the first quarter and remain on schedule through the year in our development and exploration drilling programs.”

Operations

In the first quarter of 2006, net capital expenditures totaled $102.4 million, which was comprised of $11.1 million for the acquisition of undeveloped properties; $88.1 million for drilling, development and exploration of natural gas and oil properties; $3.4 million for geologic and geophysical costs; $0.5 million for equipment and other expenditures; and an offset of $0.7 million received from industry partners pursuant to joint exploration agreements. The following table lists capital expenditures, wells spud, and production by basin for the first quarter of 2006.

	For the Quarter Ended March 31, 2006
Basin	Net Capital Expenditures (in millions)	Wells spud (gross)	Net production (MMcfed)
Piceance Basin	$47.5	17	31
Wind River Basin	13.3	1	39
Uinta Basin	14.9	—	50
Powder River Basin	5.3	20	19
Williston Basin	12.0	6	6
Other	9.4	—	1

Total	$102.4	44	146

The Company anticipates participating in the drilling of 492 gross wells for the full year 2006, of which 337 are planned coalbed methane wells in the Powder River Basin. Excluding the $80 million acquisition price for CH4 Corporation, net capital expenditures in 2006 are not expected to exceed the $350 million net capital budget, of which approximately $105 million is related to the Uinta Basin, $130 million to the Piceance Basin, $35 million to the Wind River Basin, $30 million to the Powder River Basin, $30 million to the Williston Basin, and $20 million for other budgeted items.

The Company provides the following guidance for production and certain expenses based on information available at the time of this release and reflecting the estimated impact of CH4’s operations. Please see the forward-looking statements disclosure at the end of this release for more discussion of the inherent limitations of these forward-looking statements.

Guidance	Second Quarter Ending June 30, 2006	Year Ending December 31, 2006
Production:
Natural Gas Equivalent (Bcfe)	12.0 - 12.5	46.5 - 49.5
Operating Costs (in millions):
Lease operating expense	$6.7 - $7.2	$27 - $29
Gathering and transportation expense	$3.7 - $4.1	$16 - $18
General and administrative expense (excluding non-cash stock-based compensation)	$6.0 - $6.5	$26 - $28

Operating and Drilling Update

Uinta Basin, Utah

West Tavaputs (shallow) - The Company’s North Horn/Mesaverde well performance continues to exceed expectations. Initial production (IP) rates generally range between 2 and 5 MMcfed (gross) with estimated ultimate recoveries up to 3 Bcfe per well. Production in the area is slightly constrained due to limited compression; however, facility upgrades are expected in the second and third quarters of 2006. The Company plans to drill 25 North Horn/Mesaverde wells in 2006, primarily in the Prickly Pear area. Two rigs are currently operating in the area.

West Tavaputs (deep) - Two Navajo formation wells offsetting the successful Peter’s Point 6-7D are planned for 2006, the first of which is currently drilling. The Peter’s Point 6-7D is currently producing in excess of 5 MMcfed (gross), which is consistent with its forecast decline curve. The Company has a 100% working interest in most of the area.

Lake Canyon (shallow) - The Company and its industry partner are optimistic about the viability of expanding production from the Green River formation based on the results to date from the two 2005 discovery wells (18.75% working interest). Four additional wells are planned for mid-2006, with the possibility of an additional 10 wells drilled by year end.

Lake Canyon (deep) - The Company produced oil in its #1 DLB well (75% working interest) at initial test rates that averaged 300 Bopd (gross) with a 9% water cut and associated gas. Sustained production over several months is needed in order to better quantify the magnitude of this discovery. The Company controls over 150,000 net acres in the area and plans two additional exploratory tests in 2006.

Piceance Basin, Colorado

The Company continues to be encouraged by the improvement in its well performance in the basin after enhancements to its completion techniques and increased operational efficiencies. IP rates now typically range between 1 and 3 MMcfed. Production in the area is currently constrained due to compressors operating at maximum volumes. Additional compression is scheduled to be installed in the second and third quarters of 2006. The Company plans to drill 61 gross (51 net) wells in 2006 in the Piceance Basin.

Powder River Basin, Wyoming

As previously announced, Bill Barrett Corporation closed on its acquisition of CH4 Corporation on May 8, 2006. The Company plans to participate in the drilling of 337 gross wells in 2006 (including additional wells on the acquired properties), primarily targeting Big George coals in the Hartzog Draw, Willow Creek, Pumpkin Creek, and Deadhorse areas.

Wind River Basin, Wyoming

The Bullfrog 33-19 well, an offset to the successful Bullfrog 14-18, is targeting the Frontier, Muddy, and Lakota formations, and it is expected to reach total depth of approximately 19,500 feet on May 9. The deep rig that is drilling the Bullfrog 33-19 will then move to drill a 16,500-foot well in the Cooper Reservoir area to test the same formations. The Company recently sold a 50% working interest in the Cooper Reservoir area to industry partners.

Williston Basin, Montana and North Dakota

In 2006, the Company intends to drill 15 wells in the Williston.

Red Bank Extension – The Company recently completed two wells in the Ratcliffe formation in the Red Bank Extension area that currently are being tested.

Red Bank/Target – The Company recently completed three wells, one of which is producing at an IP of 170 Bopd (gross) and the other two of which are testing. Working interests in this area range between 85% and 100% in the area.

Denver-Julesberg Basin (Tri-State), Colorado, Kansas, Nebraska

The seven wells drilled last year in the Prairie Star project area are currently producing approximately 260 Mcfed (gross) in total. Bill Barrett Corporation and its industry partner have recently completed four 3-D seismic surveys covering a total of 62 square miles, and plan to drill 26 gross wells based on the results from these surveys.

Earnings Conference Call

As previously announced, a conference call to discuss first quarter results is scheduled for 4:30 p.m. EDT (3:30 p.m. CDT, 2:30 p.m. MDT) on Tuesday, May 9, 2006. The call participation number is 1-800-344-0624 in the U.S. and Canada (1-706-643-1890 outside the U.S. and Canada) and the passcode is 8218412. Access to a live Internet broadcast will be available at www.billbarrettcorp.com by clicking on the link entitled “Webcasts.” A telephonic replay will be available approximately two hours after the conference call and will continue to be available through Thursday, May 11, 2006. The replay telephone number is 1-800-642-1687 in the U.S. and Canada (1-706-645-9291 outside the U.S. and Canada) and the passcode is 8218412. A webcast archive also will be made available approximately one hour after the conference call. The web archive can be accessed at www.billbarrettcorp.com until the Company’s annual meeting on May 17, 2006.

Webcast of Company Presentation at the Annual Meeting

The Company will hold its annual meeting on May 17, 2006 at 9:30 a.m. MST in Denver, Colorado. Access to a live Internet broadcast of the annual meeting will be available at www.billbarrettcorp.com by clicking on the link entitled “Webcasts.”

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s Form 10-K dated December 31, 2005 filed with the SEC.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

The following is a summary of our operational and financial highlights. The financial statements that follow are unaudited and subject to adjustment.

Bill Barrett Corporation

Selected Operating Highlights

(Unaudited)

	Quarter Ended March 31,
	2006	2005
Production:
Natural gas (MMcf)	12,204	7,713
Oil (MBbls)	156	126
Combined volumes (MMcfe)	13,140	8,469
Daily combined volumes (MMcfe/d)	146	94
Average Prices (net of the effect of hedges):
Natural gas (per Mcf)	$7.34	$5.87
Oil (per Bbl)	50.62	42.69
Combined (per Mcfe)	7.42	5.98
Average Costs (per Mcfe):
Lease operating expense	$0.52	$0.53
Gathering and transportation expense	0.30	0.32
Production tax expense	0.63	0.78
Depreciation, depletion and amortization	2.34	2.33
General and administrative (excluding non-cash stock-based compensation)	0.52	0.67

Bill Barrett Corporation

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended March 31,
	2006	2005
	(in thousands, except per share amounts)
Revenues:
Oil and gas production	$97,498	$50,685
Other	276	1,221

Total revenues	97,774	51,906
Operating Expenses:
Lease operating expense	6,822	4,481
Gathering and transportation expense	3,951	2,723
Production tax expense	8,254	6,610
Exploration expense	3,284	1,981
Dry hole costs and abandonment expense	144	4,685
Depreciation, depletion and amortization	30,767	19,777
Non-cash stock-based compensation	1,628	700
General and administrative	6,866	5,677

Total operating expenses	61,716	46,634

Operating Income	36,058	5,272
Other Income and Expense:
Interest income and other income	646	539
Interest expense	(1,468)	(506)

Total other income and expense	(822)	33

Income before Income Taxes	35,236	5,305
Provision for Income Taxes	13,102	2,251

Net Income	$22,134	$3,054

Net Income Per Common Share:
Basic	$0.51	$0.07

Diluted	$0.50	$0.07

Weighted Average Common Shares Outstanding:
Basic	43,575,465	43,084,742
Diluted	44,066,176	43,722,495

Bill Barrett Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

	As of March 31, 2006	As of December 31, 2005
	(in thousands)
Cash and cash equivalents	$34,922	$68,282
Other current assets	58,202	73,036
Property and equipment, net	815,613	745,948
Other non current assets	2,183	1,679

Total assets	$910,920	$888,945

Current liabilities	$95,966	$132,798
Note payable to bank	88,000	86,000
Other noncurrent liabilities	50,195	39,364
Stockholders’ equity	676,759	630,783

Total liabilities and stockholders’ equity	$910,920	$888,945

Bill Barrett Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended March 31,
	2006	2005
	(in thousands)
Operating Activities:
Net Income	$22,134	$3,054
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	30,767	19,777
Deferred income taxes	13,102	2,251
Exploratory dry holes and abandonments	144	4,685
Stock compensation and other non-cash items	1,792	672
Amortization of deferred financing costs	229	282
Gain on sale of properties	(139)	(1,094)
Change in current assets and liabilities:
Accounts receivable	14,649	6,270
Prepayments and other current assets	(215)	502
Accounts payable and accrued liabilities	(7,829)	(179)
Amounts payable to oil and gas property owners	(10,976)	2,085
Production taxes payable	2,428	3,404

Net cash provided by operating activities	66,086	41,709
Investing Activities:
Additions to oil and gas properties, including acquisitions	(101,217)	(57,939)
Additions of furniture, equipment and other	(720)	(540)
Proceeds from sale of properties	818	5,528

Net cash used in investing activities	(101,119)	(52,951)
Financing Activities:
Proceeds from debt	11,000	—
Principal payments on debt	(9,000)	—
Proceeds from sale of common and preferred stock	393	149
Deferred financing costs and other	(720)	(89)

Net cash provided by financing activities	1,673	60

Decrease in Cash and Cash Equivalents	(33,360)	(11,182)
Beginning Cash and Cash Equivalents	68,282	99,926

Ending Cash and Cash Equivalents	$34,922	$88,744

Bill Barrett Corporation

Reconciliation of Discretionary Cash Flow (1) from Net Income

(Unaudited)

	Quarter Ended March 31,
	2006	2005
	(in thousands)
Net Income	$22,134	$3,054
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	30,767	19,777
Deferred income taxes	13,102	2,251
Exploration expense	3,284	1,981
Dry hole costs and abandonment expense	144	4,685
Stock compensation and other non- cash items	1,792	672
Amortization of deferred financing costs	229	282
Gain on sale of properties	(139)	(1,094)

Discretionary cash flow (1)	$71,313	$31,608

(1)	Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, gains on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared under GAAP. Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

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